EXHIBIT 99.1

March 31, 2020	QUARTERLY REPORT

Dear Shareholder:

On January 30, 2020, the World Health Organization (WHO) declared a Public Health Emergency of International Concern due to an outbreak of pneumonia first reported in Wuhan, China. Soon thereafter, the WHO named this new disease COVID-19 and, on March 11, declared the rapidly spreading coronavirus outbreak a pandemic. Stay at home orders were issued in a number of states beginning on March 23 with the Commonwealth of Pennsylvania following suit on April 1. These orders were accompanied by a variety of new laws and regulations designed to protect the health of Americans. These are extraordinary events taking place with unprecedented speed.

This health emergency took over daily life around the world. The potential financial consequences of the worldwide restrictions on business activity designed to contain COVID-19 were soon recognized and the Federal Reserve and other central banks implemented massive programs to bolster economies. Additionally, the US government and regulatory agencies took unprecedented actions to support American households and businesses and to provide bankers with flexibility and tools to deliver assistance.

In anticipation of the pandemic declaration, C&N’s Pandemic Committee took action and activated its Pandemic Plan on March 9, beginning daily meetings of the Committee on March 13. The C&N Team responded thoughtfully with a calm sense of confidence infused with urgency given the pace and magnitude of events. As an essential or life sustaining business, our initial efforts focused on the health and welfare of C&N’s employees so that we could continue delivering service to our customers and communities. Limited branch access, remote work arrangements, distancing, enhanced hygiene and cleaning programs and flexible leave policies to support families were quickly implemented.

Concurrent with these moves, we began working with borrowers that needed payment relief due to the economic slowdown. We were also very active in the residential mortgage arena as customers took advantage of historically low interest rates. On March 27, the CARES Act was signed by President Trump providing $2 trillion of support to individuals, businesses and municipalities through a variety of programs. The Paycheck Protection Program (PPP) was part of the Act and C&N began processing applications and closing PPP loans on April 3. As of April 30, the outstanding balance of PPP loans was nearly $85 million. These loans were made to over 800 businesses and will support payrolls covering almost 10,000 workers. C&N continues broad-based efforts to create value through our support of customers facing challenges due to COVID-19.

Planning for the pending acquisition and integration of Covenant Financial, Inc. continued during the first quarter. The integration teams are working well together and have been in close contact throughout. All required regulatory applications have been submitted and the Covenant shareholders have a meeting scheduled in early June to vote on the transaction. The merger is expected to close in the third quarter of 2020.

While it is difficult to estimate the future impact of COVID-19, C&N entered the crisis in a position of strength. This is especially apparent in the capital ratios, which are at levels that demonstrate the capacity to absorb the acquisition of Covenant as well as significant losses, if they arise, while continuing to meet the requirements to be considered well capitalized. Further evidence of this strength was the declaration of the regular quarterly cash dividend of $.27 per share to shareholders of record on April 27, 2020, payable on May 8, 2020.

All shareholders are encouraged to review the financial information provided in this issue of banCNotes, as well as the first quarter Form 10-Q recently filed with the SEC for a detailed review of C&N’s first quarter results. Also, please read the piece on Giving Back, Giving Together and join us in supporting our local food banks in this time of increased need.

In closing, I want to recognize the heroic efforts of the C&N Team throughout the first stages of this crisis. These are extraordinary times that hit us all very quickly - testing our values and commitment to the Mission of creating value through lifelong relationships. This group has been steadfast and selfless in its commitment to supporting our customers, communities and each other. Their performance validates the culture at C&N and confirms our belief that the relationships we have built over time supply us with the strength to navigate this crisis successfully.

Thank you to our shareholders for your confidence in this team and support of your Company.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars in Thousands, Except Per Share Data) (Unaudited)

	1ST	1ST
	QUARTER	QUARTER
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$17,037	$13,065	$3,972	30.40%
Interest Expense	2,755	1,350	1,405	104.07%
Net Interest Income	14,282	11,715	2,567	21.91%
Provision (Credit) for Loan Losses	1,528	(957)	2,485	-259.67%
Net Interest Income After Provision (Credit) for Loan Losses	12,754	12,672	82	0.65%
Noninterest Income	5,281	4,406	875	19.86%
Merger-Related Expenses	141	311	(170)	-54.66%
Other Noninterest Expenses	12,912	10,696	2,216	20.72%
Income Before Income Tax Provision	4,982	6,071	(1,089)	-17.94%
Income Tax Provision	816	981	(165)	-16.82%
Net Income	$4,166	$5,090	($924)	-18.15%
Net Income Attributable to Common Shares (1)	$4,146	$5,063	($917)	-18.11%
PER COMMON SHARE DATA:
Net Income - Basic	$0.30	$0.41	($0.11)	-26.83%
Net Income - Diluted	$0.30	$0.41	($0.11)	-26.83%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Dividend Per Share - Special	$0.00	$0.10	($0.10)	-100.00%
Number of Shares Used in Computation - Basic	13,685,257	12,308,862
Number of Shares Used in Computation - Diluted	13,699,238	12,334,307

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	MARCH 31,	MARCH 31,	MARCH 31, 2020 vs 2019
	2020	2019	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$32,678	$44,002	($11,324)	-25.74%
Available-for-sale Debt Securities	342,416	357,646	(15,230)	-4.26%
Loans Held for Sale	579	0	579
Loans, Net	1,156,143	817,136	339,007	41.49%
Intangible Assets	29,573	11,949	17,624	147.49%
Other Assets	68,056	59,267	8,789	14.83%
TOTAL ASSETS	$1,629,445	$1,290,000	$339,445	26.31%
LIABILITIES
Deposits	$1,249,912	$1,039,911	$210,001	20.19%
Repo Sweep Accounts	2,407	5,132	(2,725)	-53.10%
Total Deposits and Repo Sweeps	1,252,319	1,045,043	207,276	19.83%
Borrowed Funds	108,144	32,844	75,300	229.27%
Subordinated Debt	6,500	0	6,500
Other Liabilities	11,254	9,986	1,268	12.70%
TOTAL LIABILITIES	1,378,217	1,087,873	290,344	26.69%
SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	241,754	202,768	38,986	19.23%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Debt Securities	9,230	(941)	10,171	-1080.87%
Defined Benefit Plans	244	300	(56)	-18.67%
TOTAL SHAREHOLDERS' EQUITY	251,228	202,127	49,101	24.29%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,629,445	$1,290,000	$339,445	26.31%

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